<pre>
EXHIBIT 10.1

LICENSE AND ROYALTY AGREEMENT

THIS LICENSE AND ROYALTY AGREEMENT is made and entered into this 1st day of June, 2006 (the "Effective Date") by and among RPM TECHNOLOGIES, INC. (hereinafter referred to as "RPM"), a corporation incorporated in the State of Delaware, having its place of business at 24001 S. Western Avenue, Park Forest, Illinois 60466 and GERALD EDSON, an individual ("EDSON"). RPM and EDSON are individually referred to in this Agreement as a "Party" and collectively as "Parties."

WHEREAS, RPM is in the business of creating and marketing plastic technology for pallets and other related products; and desires to license certain plastic roofing technology as defined below; and

WHEREAS, EDSON and RPM wish to work together on a continuing basis in licensing technologies to RPM, which the Parties expect will result in amendments to this Agreement and/or additional license and royalty agreements, it being the intent of the Parties that, subject to the terms of such amendments and/or agreements, if, as and when executed, all future technology development by either of the Parties in the areas described in the first "WHEREAS" clause above shall be done through RPM..

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Parties hereto agree as follows:

SECTION I DEFINITIONS

1.1 "Affiliate" shall mean any corporation, partnership, joint venture, or other entity (i) in which either Party own or controls, or is owned or controlled by or in common ownership or control with either Party to the extent of holding directly or indirectly, stock or interest representing more than fifty percent (50%) of the aggregate stock or other interest entitled to vote on general decisions reserved to stockholders, partners, or other owners of such entity; or (ii) if a partnership, as to which a Party (and/or any of its Affiliates) is a general partner.

1.2 "Confidential Information" shall mean all information not known or generally available without restrictions on use, including, without limitation, employees' names and qualifications, know-how, trade secrets, intellectual property, operational methods, marketing plans or strategies, product development techniques or plans, processes, designs and design projects, inventions and research projects and other business affairs, including the terms and conditions of this Agreement and the negotiations between the Parties with respect to this Agreement. All Licensed Technology shall constitute Confidential Information of EDSON. Notwithstanding the foregoing, information subject to any of the following exceptions shall not be considered Confidential
Information:

(a) information which is or becomes generally available other than as a result of the breach of this Agreement by either Party;

(b) information, the release of which is expressly authorized in writing by the Party having the legal right to disclose such information; or

(c) information, which is already lawfully known to or independently developed by either Party or their Affiliates without the use of any Confidential Information disclosed hereunder; or

(d) information, which is lawfully obtained from any Third Party.

1.3 "Know-How" shall mean all knowledge and tangible information whether patentable or not and physical objects related to the technology embodied in the Licensed Patents, including but not limited to formulations, materials, data, schematics. designs, configurations, computer programs, drawings and sketches, testing and test results, regulatory information, whether or not capable of precise, separate description prior to its publication, owned by EDSON which EDSON has the right to disclose and license to RPM.

1.4 "Licensed Patents" shall mean those patents or patent applications set forth in Exhibit A, regardless as to whether any patent applications may subsequently be withdrawn, opposed or otherwise not prosecuted through to the grant of a patent, and any additional patent applications which may subsequently he added to Exhibit A by a written modification of this Agreement, signed by both Parties.

1.5 "Licensed Product and Licensed Process" shall mean, in the case of a Licensed Product, an item sold or intended for sale consisting of or incorporating the Licensed Technology and, in the case of a Licensed Process, a process which uses or incorporates the Licensed Technology.

1.6 "Licensed Technology" shall mean Licensed Patents and Know-How relating to the Licensed Patents, collectively.

1.7 "Third Party shall mean any party, except Affiliates of either Party, who is not a party to this Agreement.

1.8 "Third Party Provider" shall mean any Third Party providing intellectual property which, by design of the product, RPM elects to incorporate into the Licensed Technology or into a Licensed Product or Licensed Process.

SECTION 2

LICENSE  GRANT

2.1 In accordance with the terms and conditions of this agreement, EDSON hereby grants to RPM, as of the Effective Date and until terminated according to the terms hereof, a non-transferable, irrevocable (except to the extent provided in Section 8.2), right and license to use the Licensed Technology (a) to develop, manufacture, use, sell, and otherwise distribute the Licensed Products and to perform Licensed Processes and (b) to sublicense without the right to further sublicense, the use of the Licensed Technology to third parties to manufacture Licensed Products. All sublicenses shall be executed pursuant to an agreement approved by both Parties. RPM's rights and licenses hereunder shall extend to the benefit of its Affiliates, provided that each Affiliate assumes and agrees in writing to abide by the obligations, including the obligation to pay royalties under Article 3 herein, and to permit EDSON to audit its records as provided herein in accordance with Section 8.1 and restrictions established hereunder. RPM shall be responsible for any breach of the terms and conditions of this Agreement by its Affiliates.

2.2 The license grant provided in Section 2.1 shall be exclusive except for a previously approved License Agreement to Titian Manufacturing owned and operated by Alan Meyer and Malcolm Wright, if said License Agreement (attached hereto as Exhibit B) is executed within 30 days of the execution of this License Agreement with RPM. Otherwise, no such License shall be granted to Titian Manufacturing without the expressed and written consent of RPM.

2.3 In conjunction with the license of the Licensed Technology provided in this Agreement, EDSON covenants and agrees to fully disclose all Licensed Technology to RPM and all Know-How and background information in EDSON's possession that is reasonably necessary for RPM to utilize the Licensed Technology.

2.4 EDSON agrees to make a good faith and reasonable effort to perfect legal ownership and clear title to his roofing technology and the technology being licensed to RPM under this License Agreement. This shall include filing a legal action with 30 days of the execution of this Agreement if G. E. Composites, L.
L. C., an Indiana limited liability company (hereinafter "GE Composites") which is a wholly owned subsidiary of Environmental Recycled Products, L. L. C., an Indiana limited liability company (hereinafter "Environmental") and all its owners and/or members, individually, do not agree in writing to return the technology to EDSON. Additionally EDSON shall continue to improve and develop alternative technologies and blends for the manufacturer of plastic roofing material as part of his on going obligations under this License Agreement. All new technologies and blends shall be included and covered by this License Agreement.

2.5 RPM agrees as part of this License Agreement to purchase all production line equipment necessary for the manufacture of the roofing tiles through Honey Creek Machinery and Turn Key Plastic Systems as long as the price per line is within the fair market price.

SECTION 3

IMPROVEMENTS AND TECHNICAL SUPPORT

3.1 During the term of this Agreement, EDSON shall promptly disclose in writing to RPM any updates, improvements, enhancements, amendments or modifications to the Licensed Technology and such updates, improvements, enhancements, amendments and modifications shall be deemed to be included in the definition of Licensed Technology and included in the scope of the license grant provided herein.

3.2 If. during the term of this Agreement, EDSON develops technology related to any plastic roofing technology that is not covered by Section 3.1 above and not included in the scope of the Licensed Technology, EDSON agrees to (a) offer RPM a 30 day option to negotiate a license to such technology on mutually agreeable terms and conditions; and (b) provide RPM an option to negotiate a license prior to EDSON's entering into any licensing agreement for any such technology or intellectual property owned or controlled by EDSON.

3.3 Upon the request of RPM, EDSON shall provide RPM with technical assistance and support associated with RPM's application, use, development, manufacture, sale and distribution of the Licensed Technology, including explanations and demonstrations of Know-How ("Technical Support"). RPM shall reimburse EDSON for reasonable out-of-pocket expenses, approved by RPM in writing. In addition to Technical Support, upon the written request of RPM, EDSON shall provide RPM personnel with training in the use and application of the Licensed Technology, including all related Know-How. Training provided pursuant to this clause may be performed at either RPM's or EDSON's business premises, as agreed by the Parties, or at a different location upon the agreement of the Parties. RPM shall be responsible for travel, accommodation and out-of-pocket expenses associated with its personnel and the personnel of EDSON in the performance of the above activities. All RPM personnel participating in the training provided for herein shall execute a confidentiality agreement consistent with the confidentiality provisions of this Agreement.

SECTION 4 ROYALTIES

4.1 For the rights, privileges and licenses granted hereunder, RPM shall pay to EDSON a licensing fee of Five Hundred Thousand Dollars (US $500,000.00) (the "Licensing Fee") to be paid within 30 days of the execution of this Agreement.

4.2 RPM shall issue EDSON 500,000 shares of restricted common stock as further consideration for the issuance of this License to RPM.

4.3 In addition to the Licensing Fee set forth in Section 4.1 above, RPM shall pay to EDSON royalties for the sale, use, lease or other disposition of Licensed Products and Licensed Processes, including the use of any Licensed Product or Licensed Process by RPM for their own purposes. RPM shall pay to EDSON the following royalties per Licensed Product shipped or Licensed Process performed:

(a) Royalties in the amount of Ten Dollars ($10.00) per square of roofing tile or pro rata per shingle for sales of less than a square of roofing tile and $0.10 per piece of accessory parts from sales of Licensed Products by or through RPM. Royalties are due Edson monthly and shall be paid no later than thirty (30) days after the end of each month.

SECTION 5

OWNERSHIP OF INTELLECTUAL PROPERTY

5.1 Ownership of Independently Developed Intellectual Property. The Licensed Technology defined in Exhibit A shall remain the exclusive property of EDSON.

5.2 Ownership of Jointly Developed Intellectual Property. The Parties shall have joint ownership rights in and to all intellectual property developed as a result of the engineering work performed jointly by the Parties pursuant to this Agreement or any updates, improvements, enhancements, amendments or modifications made by RPM to the Licensed Technology (the "Jointly Owned Intellectual Property"). The Parties shall have the right to jointly obtain and hold in their joint names, copyrights, registrations, patents, or such other protection as may be appropriate to the subject matter and any extensions and renewals thereof, relative to the Jointly Owned Intellectual Property. Notwithstanding the foregoing, the Licensed Technology shall remain the exclusive property of EDSON.

SECTION 6 CONFIDENTIALITY

6.1 Each Party acknowledges that the Confidential Information constitutes and shall constitute valuable assets and trade secrets. Accordingly, when a Party (the "Receiving Party") receives confidential information from the other Party (the "Owning Party") the Receiving Party shall, both during the term of this Agreement and for three (3) years following the termination thereof, (i) keep secret and retain in strict confidence any Confidential Information received from the Owning Party, (ii) not disclose to any Third Party any Confidential Information received from the Owning Party for any reason whatsoever, (iii) not disclose any Confidential Information received from the Owning Party to the Receiving Party's (and/or any of its Affiliates') employees, except on a need-o-know basis and only after instructing each such employee not to disclose or otherwise make available any Confidential Information to any Third Party unless having received a signed Confidentiality Statement acknowledging the obligations set forth in this Section from each such Third Party, and provided each such employee is bound by confidentiality obligations under the employment policies, Code of Conduct, and employee relationship requirements with the employer and (iv) not make use of any Confidential Information received from the Owning Party for its own purposes or for the benefit of any Third Party except as authorized by this Agreement.

6.2 In the event of any legal action or proceeding or asserted requirement under applicable law or government regulations requesting or demanding the Receiving Party disclose any Confidential Information, the Receiving Party shall immediately notify the Owning Party in writing of such request or demand so that the Owning Party may seek an appropriate protective order or take other protective measures. The Receiving Party shall, upon the request of the Owing Party, cooperate reasonably with the Owning Party in contesting such request or demand at the expense of the Owning Party including, without limitation, consulting with the Owning Party as to the advisability of taking legally available steps to resist or narrow such request or demand. If in the absence of a protective order or a waiver hereunder from the Owning Party, the Receiving Party, in the reasonable written opinion of the Receiving Party's legal counsel, is legally compelled to disclose any Confidential Information, the Receiving Party may disclose such Confidential Information without liability hereunder; provided, however, the Receiving Party (a) shall furnish only that portion of the Confidential Information which is legally required, and (b) shall use commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portions of the Confidential Information to be disclosed as the Owning Party designates.

6.3 In the event the Receiving Party becomes aware that any person or entity (including, but not limited to, any Affiliate or employee of the Receiving Party) is taking, threatens to take or has taken any action which would violate any of the foregoing provisions of this Agreement, the Receiving Party shall promptly and fully advise the Owning Party (with written confirmation as soon as practicable thereafter) of all facts known to the Receiving Party concerning such action or threatened action. The Receiving

Party shall not in any way aid, abet or encourage any such action or threatened action, and the Receiving Party agrees to use commercially reasonable non-monetary efforts to prevent such action or threatened action, including, but not limited to, assigning any cause of action it may have relating to the violation of the foregoing provisions to the Owning Party, and the Receiving Party agrees to do all reasonable things and cooperate in all reasonable ways as may be requested by the Owning Party to protect the trade secrets and proprietary rights of the Owning Party in and to the Confidential Information.

6.4 The terms and conditions of this Agreement will not be disclosed by either Party, except with the prior written consent of the other Party, or as may be required by law or necessary to establish its rights hereunder. Notwithstanding the foregoing, (i) each Party shall have the right to disclose the terms and conditions of this Agreement, if necessary, to any legal counsel of such Party as may be required to establish its rights hereunder, and (ii) subsequent to the execution of this Agreement, the Parties may jointly or individually issue press releases or otherwise publicly disclose the Parties' relationship, provided (a) such Party has obtained the prior written approval of the content of such disclosure from the other Party and (b) that such disclosure does not include information which would be prohibited from disclosure by either Party pursuant to this Agreement. The approval of such press release or other disclosure of the Parties' relationship shall be given by a Party within five
(5) business days following the request by the other Party, or in the event the approval is not given, the disapproving Party shall provide commercially reasonable objections.

SECTION 7

REPRESENTATIONS AND WARRANTIES AND OTHER COVENANTS

7.1 Except as specifically set forth in this agreement, EDSON, makes no representations or warranties, expressed or implied as to Merchantability, fitness for a particular purpose or otherwise with respect to the licensed technology or know-how provided pursuant to this agreement.

7.2. Under no circumstances shall either party be liable for any indirect, consequential, incidental, exemplary or punitive damages, loss of earnings, profit or goodwill suffered by any person or entity, including the other party, caused directly or indirectly as a result of this agreement, by any License or sublicense granted hereunder, or by each party's performance or Non-performance of this agreement, even if such party is notified by the other party or any third party of the possibility of such damages.

7.3 EDSON represents and warrants to RPM as follows:

(a) To the best of his knowledge, EDSON owns or possesses title and ownership to all Licensed Technology without any conflict with, or infringement of, the rights of others EXCEPT that RPM is aware and has been informed of a potential conflict with G. E. Composites which is a wholly owned subsidiary of Environmental or its or their members regarding the default in the monthly royalty payments asserted by EDSON to be due from GE Composites and EDSON'S position and stance that the "technology and technical" information" covered by said Royalty Agreement has reverted to EDSON by such default, PROVIDED HOWEVER, NOTWITHSTANDING THIS KNOWLEDGE, RPM shall not be liable for any indirect, consequential, incidental, exemplary or punitive damages, loss of earnings, profit or goodwill suffered by any person or entity, including the other party, caused directly or indirectly as a result of this Agreement, by any License or sublicense granted hereunder, or by each party's performance or non-performance of this Agreement, even if such party is notified by the other party or any third party of the possibility of such damages as specified in 7.2 above. Without limiting the generality of the foregoing, there are currently no assignments of, or security interests in force with respect to, the Licensed Technology to the best knowledge, belief and information of EDSON, AND PROVIDED FUTHER HOWEVER, EDSON shall not be liable to RPM, it successors and assigns for any indirect, consequential, incidental, exemplary or punitive damages, loss of earnings, profit or goodwill suffered by RPM if the EDSON'S ownership of the licensed technology and/or technical information is voided by a court of law on the application of GE Composites, its successors or assigns.

(b) There are no outstanding options, licenses, or agreements by EDSON of any kind relating to the Licensed Technology, nor is EDSON bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity other than as described in 7.3 (a) above.

(c) EDSON has not received any communications alleging that the Licensed Technology or EDSON has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets or other proprietary rights or processes of any other person or entity other than as described in 7.3 (a) above.

(d) EDSON is not aware that any of his employees is obligated under any contract (including license, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee's best efforts to promote the interest of EDSON or that would conflict with EDSON'S business other than as described in 7.3 (a) above.

(e) Neither the execution or delivery of this Agreement, nor the carrying on of EDSON'S business by the employees of EDSON nor the conduct of EDSON'S business as proposed, will, to EDSON'S knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated to the best knowledge, belief and information of EDSON.

(f) EDSON does not believe that, in connection with RPM's use of the Licensed Technology pursuant to this Agreement, it is or will be necessary to use any inventions of any of his employees (or persons he currently intends to hire) made prior to their employment by EDSON.

7.4 During the term of this Agreement, EDSON shall not assign or grant any security interest, ownership or other rights in any of the Licensed Technology without the prior consent of RPM, such consent not to be withheld unreasonably.

7.5 EDSON shall indemnify and hold RPM harmless from any and all claims, costs, damages and expenses arising out of a breach of any of EDSON's representations contained in Section 7.3 or based on any allegation that the Licensed Technology infringes the rights of a Third Party. EDSON's indemnity obligations contained in this Section 7.4 shall be limited to the dollar amount of royalties that have been received, or are to be received, by EDSON from RPM pursuant to this Agreement. For the avoidance of doubt, any future royalties may be set off and withheld by RPM until all claims, costs, damages and expenses have been compensated.

SECTION 8

TERM AND TERMINATION

8.1 This Agreement shall become effective upon execution by both Parties hereto and remain in full force and effect until terminated pursuant to Section 9.2.

8.2 This Agreement shall terminate thirty (30) days after receipt of written notice upon the occurrence of any of the following:

(a) RPM fails to pay EDSON royalties as provided in Section 4.2 within thirty
(30) days after receipt of written notice from EDSON; provided. however, that if any amount is contested, such amount, if not paid, shall be placed into a court registry or similar unrelated third party escrow pending resolution of the dispute, and provided further, that no such termination shall be effective until a final resolution of such matter in favor of EDSON; or

(b) Upon any material breach or default of this Agreement by any Party (the "Breaching Party"), the non-breaching Party shall have the right to terminate this Agreement and the rights, privileges and license granted hereunder unless the Breaching Party cures any such breach or default within thirty (30) days after receipt of written notice from the non-breaching Party; provided, however, that if such breach or default is disputed by the Breaching Party, no purported termination of this Agreement shall be valid until such matter has been finally resolved; and provided, further. if the Breaching Party shall be in breach or default of the same provision twice within any six (6) month period, the non-breaching Party shall have the right to terminate this Agreement immediately upon notice to the Breaching Party of such second occurrence without providing the Breaching Party the thirty 30) days notice and cure period.

8.3 Upon termination of this Agreement for any reason, nothing herein shall be construed to release either Party from any obligation arising prior to the effective date of such termination. RPM may, however, after the effective date of such termination, sell all Licensed Products then in its possession, and complete Licensed Products in the process of manufacture at the time of such termination and sell the same, provided that RPM shall pay to EDSON the royalties thereon as required by Section 4 of this Agreement and shall submit the reports required by Section 10 hereof.

8.6 Upon termination of this Agreement for any reason, each Party shall, at the option of the other Party, return or destroy all Confidential Information, including but not limited to Licensed Technology, in its possession owned by the other Party, and RPM shall cease to use any part of the Licensed Technology for any purpose whatsoever, except as specifically allowed under Section 8.5 above.

8.8 Sections 4, 5, 6, 7, 8, 9 and 10 shall survive termination of this
Agreement.

8.9 Upon termination of this Agreement for any reason the Licensed Technology shall revert back to EDSON, or in the case of a material breach of this Agreement if the breach is not cured with the time periods allowed or if not specified herein, then within a reasonable time not exceeding thirty (30) days.

SECTION 9

REPORTS AND RECORDS

9.1 RPM shall keep complete and accurate records of the manufacture, sale and distribution of Licensed Products and Licensed Processes including use and manufacture by any sub RPM's, (collectively, "Sales and Use Records"). Sales and Use Records shall be kept at RPM' principal place of business. Upon prior written notice to RPM, EDSON shall have the right, one (1) time each year during normal business hours, without unreasonable interference with RPM' business operations, and at EDSON's expense, to have a reputable and internationally recognized independent certified auditor, subject to an appropriate confidentiality agreement, review and audit records in relation to the royalties and compensation under this Agreement for the preceding (3) three years. Any adjustments due to overpayment or underpayment of royalties shall be made at the next date when royalty payments to EDSON are due. If the underpayment of royalties due to EDSON is greater than ten percent (10%). RPNI agrees to reimburse EDSON for its review and audit expenses, unless such underpayment of royalties occurs due to a mistake made by RPM in good faith or situations beyond Rona's reasonable control.

SECTION 10

GENERAL PROVISIONS

10.1. Notices. All notices, demands or other communications given under this Agreement shall be in writing and shall be mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by hand delivery (including delivery by courier), telegram. telex, or facsimile transmission, addressed as follows:

a) If to EDSON:

1137 N. Elm Street,
West Liberty, Iowa 52776
(319) 631-4931

b) If to RPM:

24001 S. Western Avenue
Park Forest, Illinois 60466
(815) 293-1190

or to such other address which each Party may designate by notice in writing. Each such notice, demand or other communication which shall be mailed, delivered or transmitted in the manner described above shall be deemed given for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the affidavit of messenger or (with respect to a telex) the answer back being deemed conclusive (but not exclusive) evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

10.2. Governing Law. The construction and interpretation of this Agreement and the rights of the Parties shall be governed by the laws of the State of Illinois, USA, without regard to its conflicts of laws provisions. The state and federal courts located in Illinois shall have exclusive jurisdiction over any dispute arising from or in connection with this Agreement not otherwise submitted to arbitration. Each Party hereby consents to the personal jurisdiction of the state and federal courts in Illinois in any such dispute arising from or relating to this Agreement. Each Party further agrees that services of process may be made, in addition to any other method permitted by law, by certified mail, return receipt requested, sent to the applicable address set forth herein. Any award or injunctive relief granted in any dispute may be enforced by either Party in either the courts of the State of Illinois or in the United States District Courts located in Northern "District of Illinois. The Parties hereby expressly waive their rights to trial by jury.

10.3 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns as permitted hereunder. No person or entity other than the Parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the Parties hereto, and the covenants and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by the Parties hereto or their respective successors and assigns as permitted hereunder. Except for assignment to an Affiliate, neither this Agreement nor any rights hereunder shall be assignable by any Party without the prior written consent of the other Party hereto. Except as provided in Section 11.12, in the event of any assignment to an Affiliate, the transferring Party shall remain responsible for the performance off such affiliate under this Agreement.

10.4 Entire Agreement: Amendment. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the Parties with respect to such matters. No amendment to this Agreement shall be made except by an instrument in writing signed on behalf each Party.

10.5 Severability. If any court or arbiter of applicable jurisdiction determines that any of the agreements, covenants and undertakings set forth herein, or any part thereof, is invalid or unenforceable, the provision shall, to the extent possible, be restated to reflect the original intention of the Parties, and the remainder of this Agreement shall be given full effect, without regard to the invalid or restated portions.

10.6 Waiver. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party.

10.7 Taxes. Each Party shall be liable for any and all taxes, duties or levies, however designated or computed assessed against such Party in conjunction with any payments made pursuant to this Agreement.

10.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

10.9 Compliance with Laws. In performing under this Agreement, both Parties agree to comply with all applicable laws, rules, and regulations of any governmental entity.

10.10 Force Majeure. Neither party shall be liable to the other party for and loss or damage due to delays or failure to perform resulting from an went of "force majeure," including without limitation, acts of God; accident; war; fire; lockout; strike or labor dispute; riot or civil commotion; act of the public enemy: enactment, rule, order or act of civil or military authority; acts or omissions of the other Party; judicial action; inability to secure adequate materials, labor, or facilities; defaults of subcontractors or suppliers as a result of "force majeure"; the inability of carriers to make scheduled deliveries; or any other event beyond the reasonable control of either Part%.

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement as of the date first set forth above.


RPM TECHNOLOGIES, INC.


By: /S/ Randy Zych
-------------------------
Randy Zych,  CEO


GERALD EDSON

By: /S/ Gerald Edson
----------------------
Gerald Edson, Individually


EXHIBIT A

LICENSED TECHNOLOGY

Licensed Patents shall be defined as:

"Technology" is defined as the intellectual property rights, proprietary formulas, patents and patents pending and developed and any patents, granted, developed, owned or in possession of Gerald Edson together with any and all current and future rubber, plastic or combination of rubber, plastic and filler products for simulated slate roofing, simulated cedar roofing, simulated tile roofing and roofing products. compression molded pallets, mats and other molded products through use of any one or a combination of the following, to wit:
GE-1020, = Ethyl Vinyl Acetate (EVA) or Metallocene or Ultra
Low Density Polyethylene (ULDPE) and Low Density Polyethylene (LDPE); GE-1030 = High Density Polyethylene (HDPE)

GE-1060 = Low Density Polyethylene and Linear Low Density Polyethylene (LLDPE} as co-polymers

GE-1050 = Low Density Polyethylene (LDPE)
GE-1070 =Linear Low Density Polyethylene (LLDPE)

any and all of these materials being either virgin, wide specification, reproduction, post industrial or post consumer material or a combination of any of the above.